Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 19, 2016 with respect to the consolidated financial statements of Kreher Steel Company, LLC for the years ended December 31, 2015 and 2014, included in the Annual Report of A.M. Castle & Co. on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-1, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Chicago, Illinois

November 28, 2017